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                                                                    EXHIBIT 99.1

                            [LETTERHEAD OF LYDALL]

                             FOR IMMEDIATE RELEASE

         LYDALL ANNOUNCES ACQUISITION OF AFFINITY INDUSTRIES INC., A
              SPECIALTY MANUFACTURER OF THERMAL CONTROL EQUIPMENT


MANCHESTER, CONNECTICUT - October 22, 2001 - Lydall, Inc. (NYSE: LDL) - Christopher R. Skomorowski, President and Chief Executive Officer of Lydall, Inc., today announced that a subsidiary of the Company has purchased substantially all of the assets and assumed certain limited liabilities of Affinity Industries Inc., a privately held company, for $21.7 million in cash, a portion of which is contingent on the occurrence of certain events.

Affinity, located in Ossipee, New Hampshire, is a premier designer and manufacturer of high-precision specialty temperature-control equipment for industrial processes for demanding semiconductor, pharmaceutical, medical, laser, industrial and telecommunication applications. The company, which employs approximately 100 people, has grown sales over the past four years at a compound average annual rate close to 26 percent and been consistently profitable. Sales of approximately $18 million are forecast for 2002.

Mr. Skomorowski commented, "Two years ago we announced a concentrated, systematic approach to growing Lydall through strategic acquisitions. The acquisition of Affinity is the initial product of extensive research and analysis under that program and represents the first step in our strategy to broaden our industrial thermal focus in value segments of high growth markets. The Affinity product line extends our technology base while establishing a key position for Lydall in some very dynamic and developing markets.

"Affinity is a very well run company, and we look forward to it being accretive to 2002 earnings beginning in the first quarter. The entrepreneurial spirit and technological focus of Affinity fits Lydall's strategic direction and complements our core thermal competencies and existing market positions. Like Lydall, Affinity has an excellent reputation for its quality and ability to custom design products to demanding requirements. The technology and knowledgeable employees of Affinity will be an invaluable addition to Lydall."
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Fred Piehl, President and majority shareholder of Affinity Industries, noted,
"We are very pleased with the Lydall/Affinity match. Both companies have a strong work ethic and a dedication to product quality and customer service. Clearly, we share a common vision, and I believe that the acquisition of Affinity by Lydall will allow the Affinity organization to fully achieve its potential."

Mr. Skomorowski added, "Affinity will operate as the Ossipee Operation of Lydall under the management of John Tattersall, Group Vice President and General Manager. Results of the Ossipee Operation will be reported as part of our Thermal/Acoustical segment."

Lydall, Inc. is a New York Stock Exchange listed company (NYSE: LDL -news) headquartered in Manchester, Connecticut. The Company, with ten operations in the U.S., one in France, one in Germany, and offices in Japan, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.